Exhibit 10.6

Description of Compensation Arrangement – Harvey P. Eisen

On April 28, 2010, National Patent Development Corporation granted to Harvey P. Eisen, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, for 2010 for his role in the completion of the sale of both the Company’s undeveloped real property located in Pawling, New York and Five Star Products, the latter of which closed in January 2010, (i) a discretionary cash bonus of $500,000 and (ii) an option to purchase 250,000 shares of common stock of the Company granted under the Company’s 2007 Incentive Stock Plan. The options have an exercise price equal to fair market value on the date of grant, vest over three years, in approximately one-third increments each year, commencing on the first anniversary of the date of grant and have a term of ten years, subject to earlier termination as provided in the form of option agreement.  Additionally, on April 28, 2010, Mr. Eisen’s salary was increased from $100,000 per annum to $150,000 per annum retroactive effective January 1, 2010.